Continental Materials Corporation Reports Unaudited Third Quarter Results

CHICAGO, IL -- (Marketwire - December 03, 2009) - Continental Materials Corporation (NYSE Amex: CUO) today reported a net loss of $982,000 or 61 cents per diluted share for the third quarter ended October 3, 2009 compared to net income of $350,000 or 22 cents per diluted share for the third quarter of 2008. The net loss from continuing operations was $700,000 or 44 cents per diluted share for the three months ended October 3, 2009 compared to net income of $673,000 or 42 cents per diluted share for the prior year's quarter. Sales from continuing operations for the 2009 quarter were $25,834,000, a decline of $12,528,000 or 33% from the third quarter of 2008. The decreased sales were the result of a significant slowdown in the construction activity in Colorado and reduced sales of fan coils in the Heating and Cooling segment due to the weak commercial construction market.

On July 17, 2009 the company sold its Rocky Mountain Ready Mix Concrete, Inc. (RMRM), subsidiary. The results of RMRM for both the current and prior periods have been reported as a discontinued operation. The loss from the discontinued operation, excluding the related income tax provision (the result of a change in the estimated tax rate for the full year), was $120,000 compared to a loss of $585,000 in the third quarter of 2008. The net loss from the discontinued operation for the third quarter of 2009 was $282,000, 17 cents per diluted share, including the income tax provision of $162,000. The net loss for the comparable 2008 period was $323,000, 20 cents per diluted share, including the tax benefit of $262,000.

Consolidated sales from continuing operations in the first nine months of 2009 declined $19,611,000 or 18% from the first nine months of 2008 due to the same reasons discussed for the quarter.

For the nine months ended October 3, 2009 the net loss was $332,000 compared to a net loss of $1,048,000 for the first nine months of 2008. Net income from continuing operations for the first nine months of 2009 was $399,000 or 25 cents per diluted share compared to net income of $23,000 or one cent per diluted share for the comparable 2008 period. The net income for the first nine months of 2009 includes a $2,026,000 gain ($1,109,000 after tax) from the sale of land in Colorado Springs reported during the second quarter.

The loss from the discontinued operation for the first nine months of 2009 excluding asset impairment charges and the related income tax credits was $1,172,000 compared to a loss of $1,246,000 in the comparable period of 2008. The net loss from discontinued operations was $731,000 for the nine months ended October 3, 2009 compared to a $1,071,000 net loss for the first nine months of 2008. The results from the discontinued operation for the first nine months of 2009 include a pre-tax impairment charge of $647,000 offset by an income tax credit of $1,088,000.

CAUTIONARY STATEMENT -- Statements in this document that are not historical facts are forward-looking statements. It is important to note that the company's actual results could differ materially from those projected in such forward-looking statements. Additional information concerning factors that could cause actual results to differ materially from those suggested in the forward-looking statements is contained in the company's Annual Report on Form 10-K for the year ended January 2, 2009 filed with the Securities and Exchange Commission, as the same may be amended from time to time. Forward-looking statements are not guarantees of performance. They involve risks, uncertainties and assumptions. The future results and shareholder values of the company may differ materially from those expressed in these forward-looking statements. Many of the factors that will determine these results and values are beyond the company's ability to control or predict. Shareholders are cautioned not to put undue reliance on forward-looking statements. In addition, the company does not have any intention or obligation to update forward-looking statements after the date hereof, even if new information, future events, or other circumstances have made them incorrect or misleading. For those statements, the company claims the protection of the safe harbor for forward-looking statements contained in the Private Securities Litigation Reform Act of 1995.

                    CONTINENTAL MATERIALS CORPORATION
                      SUMMARY OF SALES AND EARNINGS
                                (Unaudited)

                          Three Months Ended         Nine Months Ended
                       October 3,  September 27, October 3,   September 27,
                           2009        2008          2009         2008
                       -----------  -----------  -----------  ------------

Sales                  $25,834,000  $38,362,000  $88,418,000  $108,029,000

Operating (loss) income   (786,000)   1,348,000    1,433,000       799,000

Interest expense, net     (198,000)    (309,000)    (733,000)     (843,000)

Other income
 (expense), net             40,000       24,000       57,000        59,000
                       -----------  -----------  -----------  ------------

(Loss) income from
 continuing operations
 before income taxes      (944,000)   1,063,000      757,000        15,000

Benefit (provision)
 for income taxes          244,000     (390,000)    (358,000)       (8,000)
                       -----------  -----------  -----------  ------------

Net (loss) income from
 continuing operations    (700,000)     673,000      399,000        23,000

Loss from discontinued
 operation net of income
 tax benefit (provision)  (282,000)    (323,000)    (731,000)   (1,071,000)
                       -----------  -----------  -----------  ------------

Net (loss) income      $  (982,000) $   350,000     (332,000)   (1,048,000)
                       ===========  ===========  ===========  ============

Net (loss) income per
 basic and diluted
 share:
  Continuing
   operations          $      (.44) $       .42  $       .25  $        .01
  Discontinued
   operations                 (.17)        (.20)        (.46)         (.67)
                       -----------  -----------  -----------  ------------
  Net (loss) income
   per basic and
   diluted share       $      (.61) $       .22  $      (.21) $       (.66)
                       ===========  ===========  ===========  ============

Average shares
 outstanding             1,598,000    1,599,000    1,598,000     1,600,000
                       ===========  ===========  ===========  ============

CONTACT:
Mark S. Nichter
Continental Materials Corporation
(312) 541-7207